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Exhibit 5.1

September 17, 2003

The Board of Directors of The SCO Group, Inc.
355 South 520 West, Suite 100
Lindon, Utah 84042

Re:
Registration Statement on Form S-3 filed by The SCO Group, Inc., a Delaware corporation (the "Company")

Gentlemen:

        As counsel to the Company in connection with the sale by Vultus, Inc., Angel Partners Inc., Michael Meservy, Bruce K. Grant Jr., Ty D. Mattingly and R. Kevin Bean (the "Selling Stockholders") of up to 130,934 shares of the Company's common stock (the "Shares") pursuant to a Registration Statement on Form S-3 (the "Registration Statement"), we have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereafter expressed, we have relied upon certificates of public officials and statements or certificates of officers of representatives of the Company and others.

        Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholders were legally issued and are fully paid and nonassessable.

        We hereby consent to the reference to our firm under "Legal Matters" in the prospectus that constitutes a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Parr Waddoups Brown Gee & Loveless
PARR WADDOUPS BROWN GEE & LOVELESS

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  Exhibit 5.1